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                                                                EXHIBIT 4.13




                          ACCUMED INTERNATIONAL, INC.

                                 LOCK-UP LETTER

                                July 16, 1996


VECTOR SECURITIES INTERNATIONAL, INC.
TUCKER ANTHONY INCORPORATED
c/o VECTOR SECURITIES INTERNATIONAL, INC.
1751 Lake Cook Road, Suite 350
Deerfield, Illinois 60015

Dear Sirs:

  The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you and other such firms (the "Underwriters") of shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Accumed International, Inc. (the "Company") from the Company and certain stockholders and that the Underwriters propose to reoffer the Shares to the public (the "Offering").

  In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of Vector Securities International, Inc. and Tucker Anthony Incorporated (the "Representatives") the undersigned will not, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including, without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose of, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock or such similar securities (other than in the Offering), for a period of two hundred and seventy (270) days after the date of the final Prospectus relating to the Offering. Notwithstanding the foregoing, the undersigned, without the consent of the Representatives, may sell (i) up to one-third of the Common Stock (including Common Stock issuable upon exercise of outstanding options or warrants owned by the undersigned) owned by the undersigned on the date hereof exclusive of Shares to be offered in the Offering (the "Non-offered Shares") following 90 days after the date of the final Prospectus relating to the Offering and (ii) up to and an additional one-third of the Non-offered Shares on the date hereof after 180 days following the date of the final Prospectus relating to the Offering.
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  The undersigned hereby represents that he, she or it has not taken, and agrees that he, she or it shall not take any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of Common Stock or to facilitate the sale of Shares in the public offering contemplated by the Underwriting Agreement in violation of law.

  The undersigned agrees that the provisions of this Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

  In furtherance of the foregoing, the Company and American Stock & Trust Co., its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

  It is understood that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for the delivery of the Shares, you will release us from our obligations under this letter agreement.

Number of Shares of Common                         Very truly yours
Stock owned by the undersigned:

         Shares
-------                                             --------------------
                                                    Signature
Number of Shares of Common
Stock underlying options and warrants
owned by the undersigned:

           Shares
---------                                           ----------------------
                                                    Printed Name and Title


         The Company requests that this Lock-Up Agreement be completed and delivered by facsimile as soon as possible to the Company's counsel, Graham & James LLP, 400 Capitol Mall, Suite 2400, Sacramento, CA 95814, Attn:
Christopher W. Ewing, Esq., facsimile (916) 441-6700, telephone (916) 558-6700.